Exhibit 99.1

	Contact:	Pete Buzy
FOR IMMEDIATE RELEASE		Chief Financial Officer
(410) 740-0081

MARTEK ANNOUNCES RECORD FOURTH QUARTER AND FY 2004 FINANCIAL RESULTS

REVENUES NEAR $60 MILLION; PRE-TAX EARNINGS OF $10 MILLION

COLUMBIA, MD – December 9, 2004: Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the fourth quarter and year ended October 31, 2004. For the fourth quarter of 2004 (4th Qtr 04), revenues of $59.7 million were achieved, up from $38.6 million for the fourth quarter of 2003 (4th Qtr 03), and for year ended October 31, 2004 (FY 04), revenues of $184.5 million were achieved, up from $114.7 million for the year ended October 31, 2003 (FY 03). For the 4th Qtr 04, Martek generated income before income taxes of $10.1 million compared to income before income taxes of $6.2 million in the 4th Qtr 03. For FY 04, Martek generated income before income taxes of $21.9 million compared to income before income taxes of $16.0 million for FY 03. Net income was $35.3 million, or $1.16 per diluted share, for the 4th Qtr 04 compared to net income of $6.2 million, or $0.21 per diluted share, for the 4th Qtr 03 and net income was $47.0 million, or $1.55 per diluted share, for FY 04 compared to net income of $16.0 million, or $0.58 per diluted share, for FY 03. Both the 4th Qtr 04 and FY 04 net income amounts reflect a one-time, non-cash income tax benefit of $25.2 million. See below for additional discussion.

“Martek continued its robust growth in earnings and revenue in the fourth quarter. This growth is expected to continue throughout 2005 as the Kingstree facility expands production and demand grows from existing and new products.” stated Henry “Pete” Linsert, Jr., Chief Executive Officer of Martek.

4th Qtr Consolidated Financial Results

Total revenues for the 4th Qtr 04 were $59.7 million, an increase of $21.0 million or 54% over the 4th Qtr 03. A significant portion of this increase is due to higher sales of nutritional products to the Company’s infant formula licensees (For a history of the Company’s nutritional product sales by quarter see the chart at http://www.martekbio.com/images/corporatePages/VAM143.gif). Approximately 90% of Martek’s 4th Qtr 04 nutritional product sales were generated from sales of docosahexaenoic acid (DHA) and arachidonic acid (ARA) oils to four of the Company’s infant formula licensees: Mead Johnson, Wyeth, Abbott Laboratories and Nestle. Supplemented term infant formulas manufactured by three of these companies were introduced in the U.S. in 2002, and the fourth, Nestle, launched a supplemented formula in the U.S. in 2003. Also included in Martek’s 4th Qtr 04 revenues were the Company’s initial sales of DHA oil for the pregnancy and lactation market as well as $3.6 million related to contract manufacturing revenues generated by the former FermPro business in Kingstree, SC, which was acquired in September 2003. To prepare the Company for future growth, the Company has expanded both the research and development and selling, general and administrative efforts during fiscal 2004. See below for additional discussion.

Gross profit margin on total revenues was 39% for both the 4th Qtr 04 and the 4th Qtr 03. The gross profit margin for the current quarter was negatively impacted by an increase in the Company’s overall cost of ARA due to the continued decline in the U.S. dollar against the euro and the continued use of air freight in connection with ARA shipments from Europe; however, such impacts were offset by the benefits of certain DHA production improvements recently developed and significant growth in the ARA volume received from DSM’s Belvidere, New Jersey manufacturing plant. The Company expects its gross profit margins to improve in fiscal 2005 as the newly implemented production methods further improve production yields, economies of scale are achieved at the recently expanded Kingstree, South Carolina manufacturing facility and DSM’s Belvidere plant continues to increase its ARA production volumes.

Research and development expenses increased by $1.2 million or 31% in the 4th Qtr 04 compared to the 4th Qtr 03. The increase is primarily the result of the additional resources directed toward the Company’s continuing efforts to lower its DHA production cost by increasing fermentation production yields and developing new downstream processing techniques. In addition, costs were incurred in connection with the development of DHA products for the food and beverage industry and development activities associated with Martek’s internal ARA production as well as other research in connection with the development of plant-based DHA under a collaboration agreement with SemBioSys.

Selling, general and administrative expenses increased by $2.3 million or 49% during the 4th Qtr 04 over the 4th Qtr 03. Of this increase, approximately $800,000 relates to the Company’s Kingstree, SC plant acquired in September 2003, for which additional administrative infrastructure has been added to support the new facility and its expansion. The remaining increase is primarily due to additional personnel and insurance costs required to accelerate and manage the Company’s overall growth. Specifically, the Company has increased staffing in its business development, food and beverage sales and marketing and finance departments.

Other operating expenses totaled $1.3 million and $600,000 in the 4th Qtr 04 and 4th Qtr 03, respectively. During 4th Qtr 04, the Company accrued an additional $500,000 associated with the 2003 Winchester wastewater treatment matter. Other expenditures related primarily to production start-up costs associated with the expansion at our Kingstree, SC facility and qualifications of certain third-party manufacturers.

As of October 31, 2004, Martek, for the first time in its history, generated three years of cumulative operating profits. As a result of this positive earnings trend and projected future operating results, the Company, as required by generally accepted accounting principles, recorded a one-time, non-cash income tax benefit. The benefit was created by Martek’s reversal of its deferred tax asset valuation allowance, such deferred tax asset consisting primarily of net operating loss carryforwards. This reversal resulted in the recognition of an income tax benefit totalling $25.2 million as well as a direct increase to stockholders’ equity of approximately $22.8 million. Although the Company will continue to have significant net operating loss carryforwards which are expected to mitigate some of Martek’s cash tax expenditures over the next several years, Martek will begin recording, in fiscal 2005, a provision for income taxes based on the appropriate effective tax rate.

Net income of $35.3 million, or $1.16 per share on a diluted basis, was realized in the 4th Qtr 04, compared to net income of $6.2 million, or $0.21 per share on a diluted basis for the 4th Qtr 03.

Fiscal Year 2004 Consolidated Financial Results

Total revenues for FY 04 were $184.5 million, an increase of $69.8 million or 61% over FY 03, due primarily to higher sales of nutritional products to the Company’s infant formula licensees. Gross profit margin decreased to 38% for FY 04, from 40% for FY 03, primarily due to higher freight costs and continued unfavorable exchange rate fluctuations, both related to the Company’s ARA costs from DSM. Research and development expenses increased by $5.4 million or 41% in FY 04 compared to FY 03 due to the commencement of various development projects including both DHA and ARA production method initiatives as well as DHA food applications. Selling, general and administrative expenses increased by $9.5 million or 58% in FY 04 over FY 03 due to increased personnel and insurance costs required to support the Company’s growth as well as the addition of the new Kingstree, SC facility. Other operating expenses, as described above, of $4.0 million and $1.9 million, were incurred in FY 04 and FY 03, respectively. A net benefit for income taxes, also as described above, totaling $25.1 million was recognized in FY 04. Net income of $47.0 million, or $1.55 per diluted share was realized for FY 04, compared to net income of $16.0 million, or $0.58 per diluted share for FY 03.

The Company generated cash flow from operations of $10.1 million for FY 04. Positive cash flow from operations was primarily the result of Martek’s profitability offset by a continued buildup of DHA inventory. Capital expenditures for FY 04 were $180.4 million, the majority of which related to the expansion of the Kingstree, SC facility to increase output of the Company’s nutritional oils. The Company generated cash flow from financing activities of $114.5 million primarily due to borrowings under the Company’s revolving credit facility and proceeds from the exercise of stock options and the issuance of common stock. At the end of the year, Martek had approximately $42.7 million in cash, cash equivalents and short-term investments, a decrease of $54.3 million from October 31, 2003. In order to meet its capital needs, the Company may raise capital in the public or private markets, in the form of debt or equity, in the coming quarters.

As noted above, the Company continues to add manufacturing capacity and expand its business to meet market demand for its products. In order to support this expansion, Martek has increased overall staffing levels. As of October 31, 2004, the Company employed 541 full-time employees, of which 189 have been hired during the year ended October 31, 2004, including 160 whose focus relates to production or research and development activities.

Recent Highlights

•	Production and Supply of Nutritional Oils – Since fiscal 2003, the demand for the Company’s nutritional oils for use in infant formula products has significantly exceeded production capacity. These shortfalls have resulted from an acceleration of such demand over what customers had projected coupled with a shortage of ARA production capacity from DSM that began in the first quarter of fiscal 2004. Martek has historically produced the DHA component at its Winchester, KY facility and purchased the ARA component from DSM as manufactured at its Capua, Italy plant. Recently, Martek began shipping product containing DHA manufactured at the Company’s Kingstree, SC plant and ARA manufactured at DSM’s Belvidere, NJ plant.

The Company is in the process of a significant production expansion including additional ARA production from DSM. These initiatives include the following:

•	Expansion of Kingstree Production Facility – Martek has continued its extensive expansion at its Kingstree, SC location for the fermentation and processing of the Company’s nutritional oils. The overall expansion is expected to cost approximately $180 million when complete. Certain components of the initial phase of the expansion, including the fermentation area, commenced commercial operation during the last six months of fiscal 2004. The second expansion phase is expected to commence commercial operation in 2nd Qtr 05.

•	Production at DSM’s Belvidere Facility – After the fire incident in May 2004 at the Belvidere, NJ manufacturing plant of DSM, the ARA production line was restarted in June. Since that time, Belvidere has continued to increase its monthly output of ARA. Martek is now receiving approximately 40% of its ARA from DSM’s Belvidere facility, with that percentage expected to grow as DSM completes its current expansion at Belvidere, in phases, over the next 12 to 16 months.

•	Martek Production of ARA – The Company is also in the process of scaling up internal production of ARA at its Winchester, KY and Kingstree, SC facilities. This production will supplement DSM’s manufacturing capabilities until its expansion at the Belvidere plant is complete.

•	Adverse Ruling on European Blends Patent – In November 2004, the Opposition Division of the European Patent Office revoked Martek’s European DHA/ARA oil blends patent as a result of challenges made by two potential competitors. The Company immediately filed an appeal of this decision; as a consequence, the blends patent has been reinstated and will remain in force during the appeal. The appeal process is anticipated to take 18 to 24 months to complete. Martek believes it has substantive grounds for the appeal and intends to vigorously pursue the matter.

•	Supply of Proprietary Detection Dye – In November 2004, Martek signed a 10-year supply agreement with Beckman Coulter. Under the terms of the agreement, Beckman Coulter has primarily non-exclusive rights to Martek’s proprietary PBXL-1 protein detection dye. Beckman Coulter is expected to utilize the dye on a variety of its research platforms.

•	New DHA-based Product Launches – During 4th Qtr 04, several new products were launched which contained Martek DHA. Specifically, Mead Johnson launched a DHA supplement for pregnant and nursing women containing Martek DHA. This product, Expecta, extends Mead Johnson’s use of Martek DHA beyond infant formula and responds to the growing body of evidence suggesting both mothers and their babies benefit from an adequate maternal intake of DHA. In addition, PBM Products launched the first beverage containing Martek DHA that is formulated to meet the special needs of diabetics and people with abnormal glucose tolerance. Finally, GlaxoSmithKline launched a second powdered drink mix containing Martek DHA in India. The product, Junior Horlicks, is specially formulated to meet the needs of a child’s developing brain and nervous system and is available in selected outlets in south and east India. All of these products are expected to generate additional revenue for Martek during fiscal 2005.

•	New Country Launches by Nestle – In addition to the United States, Nestle has now launched its fortified infant formula, containing Martek’s product, in China, Hong Kong, Canada, Mexico and Australia.

•	New Vice President of Medical Research — In November 2004, Dr. Edward Nelson joined Martek as Vice President of Medical Research. Prior to joining Martek, Dr. Nelson spent 10 years at McNeil Consumer and Specialty Pharmaceuticals serving as Vice President. In this position, he was responsible for research and development and clinical affairs. Prior to that, Dr. Nelson served as a Senior Director at Merck Research Laboratories. Dr. Nelson received his M.D. from the University of Texas Medical Branch in 1974 and Ph.D.in Biochemistry from Michigan State University in 1970.

Investor Conference Call Webcast

Investors may listen to Martek’s senior management discuss the Company’s quarterly and annual earnings and other current business issues on Thursday, December 9, 2004 at 4:45 p.m. EST by accessing Martek’s website at www.martekbio.com, selecting the “Investors” tab, choosing “Live Webcast” and following the related instructions. The webcast will be available for replay through the close of business on December 23, 2004.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) expectations regarding future revenue and profit growth, product introductions, growth in nutritional product sales, production expansion, margin and productivity improvements, applications and potential collaborations; (2) expectations regarding sales to infant formula licensees; (3) expectations regarding future efficiencies in manufacturing processes and the costs of production of nutritional oils and purchase of third-party manufactured oils; (4) expectations regarding production capacity and the cost of expansion; and (5) expectations regarding intellectual property protection. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth above and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to the Company’s Form 10-K for the fiscal year ended October 31, 2003 and other filed reports on Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except share and per share data)

Condensed Consolidated Statements of Income Data

	Three months ended October 31,		Year ended October 31,
	2004	2003	2004	2003
				(audited)
Revenues:
Product sales	$56,083	$36,191	$170,565	$112,298
Contract manufacturing sales	3,578	2,439	13,928	2,439

Total revenues	59,661	38,630	184,493	114,737

Costs and expenses:
Cost of product sales	33,381	21,346	103,423	66,347
Cost of contract manufacturing sales	3,021	2,192	11,570	2,192
Research and development	4,936	3,760	18,596	13,154
Selling, general and administrative	7,024	4,725	25,774	16,275
Restructuring reversal	—	—	—	(250)
Other operating expenses	1,309	630	4,000	1,943

Total costs and expenses	49,671	32,653	163,363	99,661

Income from operations	9,990	5,977	21,130	15,076
Other income, net	121	260	772	916

Income before income tax benefit	10,111	6,237	21,902	15,992
Income tax benefit	25,176	—	25,146	—

Net income	$35,287	$6,237	$47,048	$15,992

Basic earnings per share	$1.20	$0.23	$1.62	$0.63

Diluted earnings per share	$1.16	$0.21	$1.55	$0.58

Shares used in computing basic earnings per share	29,377,131	27,689,308	29,033,241	25,510,376
Shares used in computing diluted earnings per share	30,469,814	30,191,517	30,385,707	27,416,757
Diluted earnings per share, excluding income tax benefit	$0.33	$0.21	$0.72	$0.58

Condensed Consolidated Balance Sheets Data

	October 31,	October 31,
	2004	2003
		(audited)
Assets:
Cash, cash equivalents and short-term investments	$42,650	$96,971
Other current assets	74,464	41,373
Property, plant and equipment, net	255,287	88,314
Deferred tax asset	49,378	—
Goodwill and other long-term assets, net	79,619	68,865

Total assets	$501,398	$295,523

Liabilities and stockholders’ equity:
Current liabilities	$48,919	$32,126
Non-current liabilities	106,315	19,433
Stockholders’ equity	346,164	243,964

Total liabilities and stockholders’ equity	$501,398	$295,523

Condensed Consolidated Cash Flow Data

	Year Ended October 31,
	2004	2003
Operating activities:
Net income	$47,048	$15,992
Non-cash items	(16,320)	4,697
Changes in operating assets and liabilities, net	(20,638)	3,899

Net cash provided by operating activities	10,090	24,588

Investing activities:
Expenditures for property, plant and equipment	(180,409)	(45,219)
Other investing activities, net	1,512	(6,040)

Net cash used in investing activities	(178,897)	(51,259)

Financing activities:
Repayments of notes payable and other	(2,747)	(1,010)
Borrowings under revolving credit facility	85,000	—
Proceeds from the issuance of common stock and stock option exercises	32,233	102,233

Net cash provided by financing activities	114,486	101,223

Net change in cash, cash equivalents and short-term investments	(54,321)	74,552
Cash, cash equivalents and short-term investments, beginning of year	96,971	22,419

Cash, cash equivalents and short-term investments, end of year	$42,650	$96,971